Exhibit 99.1
Ron Hubbard
Vice President, Investor Relations
P: 615.269.8290
News Release
HEALTHCARE REALTY TRUST ANNOUNCES CEO TRANSITION

Constance Moore appointed interim President and Chief Executive Officer, effective immediately

Todd Meredith to step down

Board intends to engage a leading executive search firm to help identify permanent successor

NASHVILLE, Tennessee, November 12, 2024 - Healthcare Realty Trust Incorporated (NYSE:HR) (“Healthcare Realty” or the “Company”) today announced that Todd Meredith will step down as President and Chief Executive Officer (“CEO”) and as a member of the Board of Directors (“board”), effective immediately. The board has appointed Constance “Connie” Moore, current Healthcare Realty board member and former President and CEO of BRE Properties, Inc., as interim President and CEO, effective immediately.

“On behalf of the board and the Company, I want to thank Todd for his 23 years of dedicated service to Healthcare Realty, eight of which he spent as President and CEO,” said Knox Singleton, Chairman of the Board for Healthcare Realty. “We wish him well in his future endeavors.”

“The Board of Directors of Healthcare Realty is committed to taking actions it believes will drive long-term shareholder value,” said Connie Moore. “I look forward to executing on the Company’s strategic initiatives in my role as interim President and CEO.”

Mr. Singleton added, “The board remains highly confident in our current strategic direction. Our management team has a tremendous depth of individuals with solid abilities to execute against the Company’s strategic plan. As a group, they offer decades of real estate industry investing, management and operational experience. We are confident in the Company’s trajectory and believe now is the time to seek out new leadership to position the Company for its next chapter of growth to drive long-term value for our shareholders.”

The board has formed a committee to oversee the permanent President and CEO search and intends to engage a leading executive search firm to assist in the process. Additionally, the board has reduced its size from 12 to 11 members.

ABOUT HEALTHCARE REALTY TRUST

Healthcare Realty is a real estate investment trust (REIT) that owns and operates medical outpatient buildings primarily located around market-leading hospital campuses. The Company selectively grows its portfolio through property acquisition and development. As the first and largest REIT to specialize in medical outpatient buildings, Healthcare Realty’s portfolio includes nearly 675 properties totaling approximately 40 million square feet concentrated in 15 growth markets. Additional information regarding the Company can be found at www.healthcarerealty.com.

Exhibit 99.1

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2023 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.